Exhibit 10.13

Translation of original document executed in Russian.

AGREEMENT NO. B - 322

On the Assignment of the Authority of the Singular Executive Body

Moscow	24th of July, 2002

Closed Joint Stock Company “PIOGLOBAL Asset Management” (Federal Securities Commission License No. 21-00-1-00003, dated April 17, 1996, on the conduct of activity with respect to the management of investment funds, unit investment funds and non-governmental pension funds), represented by its General Director, Andrei Markovich Uspensky, acting on the basis of its charter, referred to hereafter as the “Manager”, on the one side, and

Open Joint Stock Company “PIOGLOBAL Investment Fund” (Federal Securities Commission License No. 25-000-1-00001, dated May 5, 1999, on the conduct of investment fund activity), represented by the Chairman of its Board of Directors, Stephen Kasnet, acting on the basis of its charter and the Minutes No. 9 (114) of it Board of Directors, dated July 24, 2002, referred to hereafter as the “Fund”, on the other side,

Referred to hereafter collectively as the “Parties”

Hereby terminate Agency Agreement No. V-271, dated September 7, 2000, by way of replacement (agreement regarding the exchange of the initial obligations existing between the Manager and the Fund prior to the moment of execution of this Agreement with the provision of this Agreement), have entered into this Agreement with respect to the following:

1. SUBJECT OF THE AGREEMENT

1.1	The Fund hereby assigns to the Manager the authority of the singular executive body of the Fund, and the Manager hereby acquires the rights and obligations with respect to the management of the Fund’s assets in accordance with the Federal law of November 29, 2001 No. 156-FZ “On Investment Funds” (hereafter referred to as the “Law on Investment Funds”), other legislation and legal acts of the Russian Federation and normative acts of the Federal Securities Commission of the Russian Federation (“FSC of Russia”), as well as the Fund’s charter.

2. RIGHTS AND OBLIGATIONS OF THE MANAGER

2.1	The Manager has the right to perform all acts that the Fund’s singular executive body has the right to perform under Russian legislation and the Fund’s charter.

The scope of the Manager’s authority covers all issues regarding the management of the on-going activities of the Fund, except for issues that are within the exclusive authority of the general shareholders’ meeting or the Board of Directors of the Fund and issues the resolution of which the Manager is not authorized to undertake in accordance with the Fund’s charter or legislation in force of the Russian Federation.

In performing its functions with respect to the management of the Fund, the manager shall act on the basis of this Agreement and the Fund’s charter.

2.2	The Manager is obligated:

2.2.1	to act in the interests of the Fund, reasonably and in good faith in connection with the exercise of its rights and the performance of its obligations under this Agreement;

2.2.2	to present to the Board of Directors of the Fund prior to the Fund’s general shareholders’ meeting a report regarding the Fund’s activities together with all necessary materials, as well as proposals with respect to the Fund’s investment policies;

2.2.3	to arrange for the performance of the Fund’s obligations provided for in acts of the FSC of Russia and the Fund’s agreements with the Fund’s specialized depository with respect to the safekeeping of the Fund’s property and registration of rights to the Fund’s property by the specialized depository, and the monitoring of the disposition of this property. To provide the Fund’s specialized depository with all documents and information necessary for the safekeeping by it of the Fund’s property and registration of the rights to the Fund’s property, and for monitoring the disposition of this property;

2.2.4	to provide to the FSC of Russia reports according procedures established by the FSC of Russia;

2.2.5	to disclose information regarding the Fund in accordance with Chapter XII of the Law on Investment Funds and the requirements of acts of the FSC of Russia;

2.2.6	to arrange for the maintenance of the Fund’s accounting books and records, and quarterly, no later than one month after the end of the accounting quarter, to provide the Fund’s Board of Directors with documents stipulated by normative acts of the FSC of Russia;

2.2.7	to arrange for the maintenance of a register of inscribed securities of the Fund and to monitor the proper maintenance of this register;

2.2.8	to execute and terminate in the name of the Fund the following agreements and contracts:

1.	with the specialized depository (provided that the agreement corresponds to the requirements of Article 44 of the Las on Investment Funds)- for the safekeeping and registration of rights to the Fund’s property, providing for the Manager’s obligations:

•	to transfer property belonging to the Fund for registration and (or) safekeeping to the specialized depository, unless normative acts of the Russian Federation provide otherwise for certain types of property;

•	to transfer to the specialized depository copies of all original documents relating to the property belonging to the Fund, as well as original copies of documents confirming rights to real estate promptly after such documents are drawn up or received;

2.	with the specialized registrar – for the maintenance of the register of holders of the Fund’s securities;

3.	with the independent appraiser – for the determination of the market value (appraisal) of Fund’s property that is not recognizably quoted;

4.	with the auditor – on the conduct of the annual as well as, if necessary, other audits in accordance with Articles 49 and 50 of the Law on Investment Funds,

and to arrange for the performance of the Fund’s obligations set forth in such agreements.

The terms and conditions of the above – reference agreements must provide that they enter into force after they are approved by the Fund’s Board of Directors.

Payment for services of the specialized depository, the specialized registrar, the independent appraiser and auditory shall be made out of the Fund’s property.

2.2.9	to ensure that dividends are paid to the Fund’s shareholders correctly and in full;

2.2.10	in the event the Manager declines to perform its obligations, to provide the Fund’s Board of Directors and the FSC of Russia with at least 60 days prior notice of the termination of the performance of the Manager’s obligations, and to transfer to the new manager, within 5 (five) days after the termination of the performance of the Manager’s obligations, all documents and property (including cash) belonging the Fund that are in the Manager’s possession;

2.2.11	to satisfy other requirements set forth in the legislation of the Russian Federation.

2.3	The Manager has the right:

2.3.1	to execute in the name of the Fund transactions with securities, real estate, property rights to real estate and other assets of the Fund, transactions with cash for investment in securities, real estate, property rights to real estate, and other transactions with the Fund’s assets in accordance with legislation in force of the Russian Federation, the Fund’s charter and its investment declaration;

2.3.2	to use the Fund’s cash to fund expenditures associated with the Fund’s activities;

2.3.3	to represent the Fund before governmental authorities, local governmental authorities, courts and commercial and other organizations;

2.3.4	to receive compensation for the performance of its obligations under this agreement in an amount and within the time frames established by section 4 of this Agreement;

2.3.5	in situations provided for by the Law on Investment Funds, to decline to perform its obligations under this agreement.

2.4	With the aim of exercising the authority provided for under the Fund’s charter and this Agreement, the Manager has the right to authorize individuals and other legal entities to perform in the mane of the Fund certain acts that are within the scope of authority of the Manager. An applicable written authorization (power of attorney) shall be issued by the Manager’s singular executive body in the name of the Fund.

2.5	The Manager does not have the right, in the name of the Fund:

2.5.1	to acquire, using the Fund’s assets, investments that are not stipulated in the Fund’s investment declaration;

2.5.2	to alienate property belonging to the Fund without compensation;

2.5.3	to assume the obligation to transfer property which at the moment of assumption of such obligation, does not belong to the Fund, except for transactions with securities that are conducted through a market maker, the rules of which provide for delivery against payment;

2.5.4	to provide loans using property belonging to the Fund;

2.5.5	to obtain loans if the total amount if indebtedness of the Fund with respect to all loan agreements and credit agreements if more than 10% (ten percent) of the book value of the assets at the last accounting date;

2.5.6	to use property belonging to the Fund for securing the performance of the Manager’s own obligations or the obligations of third parties;

2.5.7	to serve as a guarantor and surety for the performance of obligations of third parties;

2.5.8	to acquire, using property belonging to the Fund, investments from the Manager’s affiliates except for securities that are included in the listings of market makers;

2.5.9	to acquire as the Fund’s property securities issued by the Manager, the specialized depository or their affiliated entities except for securities included in the listing of a market maker and units of unit funds of the Manager that are acquired for the purpose of creating a unit fund or funds out of the Fund’s property;

2.5.10	to perform forward and futures transactions and to acquire derivative securities except for transactions with options, futures and forward contracts performed with the aim of reducing the risk of a decrease in value of the Fund’s assets; provided that the amount of the obligations with respect to options, as well as forward and futures contracts, indicated in this paragraph may not comprise more than 10% (ten percent) of the value of the Fund’s assets;

2.5.11	to perform transactions as a result of which the requirements of the Law on Investment Funds and other normative legal acts of the Russian Federation including requirements regarding the structure of the Fund’s assets, will be violated.

2.6	The Manager does not have the right:

2.6.1	to convey its own property to the Fun except for situations provided for in the acts of the FSC of Russia;

2.6.2	to acquire property belonging to the Fund except in the event of receiving compensation in accordance with this Agreement;

2.6.3	to perform other acts prohibited by acts of the FSC of Russia.

3. RIGHTS AND OBLIGATIONS OF THE FUND.

3.1	The Fund is obligated to ensure all the necessary conditions and to provide all the necessary documents for the Manager to perform its obligations under this Agreement.

3.2	The Fund is obligated to transfer to the Manager the Fund’s seal and the right to sign documents, as well as to perform other acts in order to provide the Manager with the authorities necessary for the performance by the Manager in the Fund’s name of its obligations under this Agreement and the Fund’s charter.

3.3	The Fund shall be obligated to pay promptly and in full the Manager’s compensation within the time frames and in the amounts provided for under the provisions of Section 4 of this Agreement.

4. AMOUNT OF COMPENSATION AND CALCULATION PROCEDURES.

4.1	The manager’s annual compensation is 5% (five percent) of the average annual vale of the Fund’s net assets (procedures for calculating the average annual value of the Fund’s net assets is determined by the FSC of Russia) plus VAT.

4.2	The Manager’s compensation shall be paid out of the Fund’s property.

4.3	Compensation shall be paid monthly on the basis of data contained in the statements of the value of Fund’s net assets on the last day of the preceding accounting quarter. Payment of compensation to the manager shall be made in accordance with procedures established by acts of the FSC of Russia.

4.4	Compensation shall be paid monthly on the basis of acts signed by authorized representatives of the Parties. Such acts shall be integral parts of this Agreement and the Parties shall have the right to establish an amount of compensation in such acts that differs from that set forth in point 4.1 of this Agreement, provided that they satisfy the requirement, set forth I Russian legislation, that the amount of compensation paid to the Manager, the specialized depository, the specialized registrar, the independent appraiser and the auditor of the Fund may not exceed 10% (ten percent) of the average annual value of the Fund’s net assets, including VAT.

4.5	The Fund shall not reimburse any of the Manager’s expenses except for expenses indicated in paragraph 3 of Article 41 of the Law on Investment Funds, the reimbursement of which is made directly out of the Fund’s property.

5. FINAL PROVISIONS.

5.1	This Agreement shall enter into force from the moment of its execution by the Parties.

5.2	The term of this Agreement is indefinite.

5.3	This Agreement may terminate din advance:

5.3.1	by mutual agreement of the Parties;

5.3.2	at the Fund’s initiative on the basis of a decision by the Fund’s Board of Directors, effective one month after receipt by the Manager of a corresponding notice from the Fund;

5.3.3	at the Manager’s initiative, effective three months after receipt by the Fund’s Board of Directors (Chairman or Secretary of the Board of Directors ) of a corresponding notice from the Manager;

5.3.4	in the even of a judgment annulling, or the termination of the term of, the Manager’s or the Fund’s license.

5.4	This Agreement has been prepared in tow counterparts, each having equal legal force – one counterpart for each of the Parties.

6. ADDRESSES AND REQUISITES OF THE PARTIES.

Fund	Manager
Open Joint Stock Company “PIOGLOBAL Investment Fund”	Closed Joint Stock Company “PIOGLOBAL Asset Management”

ul. Smolnaya, 24/D, 125445 Moscow	ul. Smolnaya, 24/D, 125445 Moscow

acct#40701-810-6-0070-0100065 at ZAO KB “Citibank”, Moscow corresp. Acct. #30101-810-3-0000-0000202	acct#40701-810-5-0070-0126013 at ZAO KB “Citibank”, Moscow corresp. Acct. #30101-810-3-0000-0000202

BIK 044525202	BIK 044525202

Chairman of the Board of Directors	General Director

/s/ STEPHEN G. KASNET	/s/ ANDREI M. USPENSKY
Stephen G. Kasnet	Andrei M. Uspensky
(Company seal)	(Company seal)

Exhibit 10.13 Management Agreement No. B 322 dated as of July 24, 2002 by and between Closed Joint-Stock Company “PIOGLOBAL Asset Management” and Open Joint-Stock Company “PIOGLOBAL Investment Fund”

[HARBOR GLOBAL COMPANY LTD. LETTERHEAD]

The undersigned hereby certifies that the translation of Exhibit 10.13 - Management Agreement No. B 322 dated as of July 24, 2002 by and between Closed Joint-Stock Company “PIOGLOBAL Asset Management” and Open Joint-Stock Company “PIOGLOBAL Investment Fund” to which this certification is attached is a fair and accurate translation of the original document executed in Russian.

Dated: March 8, 2005

/s/ DONALD H. HUNTER
Name:	Donald H. Hunter
Title:	Chief Financial Officer